As filed with the Securities and Exchange Commission on July 7, 2004

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFE TIME FITNESS, INC. (Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1689746 (I.R.S. Employer Identification No.)

6442 City West Parkway Eden Prairie, MN 55344 (Address of Principal Executive Offices) (Zip Code)

FCA LTD. 1996 STOCK OPTION PLAN LIFE TIME FITNESS, INC. 1998 STOCK OPTION PLAN (Full title of the Plans)

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer
Life Time Fitness, Inc.
6442 City West Parkway
Eden Prairie, Minnesota 55344
(952) 947-0000
(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Offering	Offering	Aggregate	Amount of
Title of Each Class of Securities to	To Be	Price Per	Offering	Registration
Be registered	Registered (1)	Share (2)	Price (2)	Fee

COMMON STOCK, $.02 PAR VALUE, ISSUABLE PURSUANT TO:
FCA Ltd. 1996 Stock Option Plan
Issuable Upon Exercise of Outstanding Options	1,288,000	$1.58 (3)	$2,035,040.00	$257.84
LIFE TIME FITNESS, Inc. 1998 Stock Option Plan
Issuable Upon Exercise of Outstanding Options	1,637,600	$8.07 (3)	$13,215,432.00	$1,674.40

TOTAL				$1,932.24

(1)	This Registration Statement will also cover any additional shares of Common Stock that become issuable under the FCA Ltd. 1996 Stock Option Plan or the LIFE TIME FITNESS, Inc. 1998 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, based on the weighted average per share exercise price of outstanding options granted under the respective plan.

PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Life Time Fitness, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Prospectus contained in the Registrant’s Form S-1 Registration Statement (No. 333-113764) filed with the Commission on June 30, 2004, pursuant to Rule 424(b)(4) of the Securities Act.

(2)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (001-32230) filed with the Commission on June 23, 2004, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Life Time Fitness’ common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     Section 302A.521, subd. 2, of the Minnesota Statutes requires that the Company indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Company’s board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

     The Company’s articles of incorporation and by-laws provide that the Company shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. The Company also maintains a director and officer liability insurance policy.

Item 7. Exemption from Registration Claimed.

     Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113764), as amended, originally filed with the Commission on March 19, 2004 and declared effective on June 29, 2004).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113764), as amended, originally filed with the Commission on March 19, 2004 and declared effective on June 29, 2004).

4.3	Specimen of common stock certificate (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113764), as amended, originally filed with the Commission on March 19, 2004 and declared effective on June 29, 2004).

5	Opinion of Faegre & Benson LLP (filed herewith).

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24	Power of Attorney (filed herewith).

99.1	FCA Ltd. 1996 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113764), as amended, originally filed with the Commission on March 19, 2004 and declared effective on June 29, 2004).

Exhibit No.	Description
99.1	LIFE TIME FITNESS, Inc. 1998 Stock Option Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-113874), as amended, originally filed with the Commission on March 19, 2004 and declared effective on June 29, 2004).

Item 9. Undertakings.

     A. The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 7, 2004.

LIFE TIME FITNESS, INC.
By:	/s/ Eric J. Buss
Eric J. Buss
Senior Vice President of Corporate Development, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 7, 2004.

Signature	Title

/s/ Bahram Akradi* Bahram Akradi	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Michael R. Robinson* Michael R. Robinson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Bahram Akradi	)
W. John Driscoll	)
Guy C. Jackson	)	A Majority of the Board of Directors*
David A. Landau	)
Stephen R. Sefton	)

*	Eric J. Buss, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Eric J. Buss
Eric J. Buss, Attorney-in-Fact

INDEX TO EXHIBITS

Item No.	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation	Incorporated by reference
4.2	Amended and Restated Bylaws	Incorporated by reference
4.3	Specimen of common stock certificate	Incorporated by reference
5	Opinion of Faegre & Benson LLP	Filed herewith
23.1	Consent of Faegre & Benson LLP	Included in Exhibit 5
23.2	Consent of Deloitte & Touche LLP	Filed herewith
24	Power of Attorney	Filed herewith
99.1	FCA Ltd. 1996 Stock Option Plan	Incorporated by reference
99.2	Life Time Fitness, Inc. 1998 Stock Option Plan	Incorporated by reference